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                                                                    EXHIBIT 99.1


HARDING LAWSON ASSOCIATES                         MACTEC, INC.

Contact: Robert L. Costello                       Contact: Scott E. State, P.E.
         Harding Lawson Associates Group, Inc.             MACTEC, Inc.
         303/293-6100                                      303/273-5038


                              FOR IMMEDIATE RELEASE

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                   AND MACTEC, INC. ANNOUNCE MERGER AGREEMENT

     Harding Lawson Associates Group, Inc., headquartered in Denver, Colorado (NASDAQ:HRDG) and privately-held MACTEC, Inc., headquartered in Golden, Colorado, today jointly announced that they have entered into a definitive Merger Agreement providing for the acquisition by MACTEC of all of the outstanding shares of Harding Lawson common stock at a price of $11.50 per share. The Agreement is subject to certain conditions, including obtaining the approval of the holders of at least the majority of the outstanding shares of common stock of Harding Lawson.

     The Board of Directors of Harding Lawson has unanimously approved the Merger Agreement. CIBC World Markets Corp. is acting as financial advisor to Harding Lawson and has rendered to the Board of Directors of Harding Lawson its opinion as to the fairness, from a financial point of view, to the holders of Harding Lawson common stock of the consideration to be received by such holders in the transaction.

     Robert L. Costello, Jr., Harding Lawson's President and Chief Executive Officer commented on the merger, "This transaction will allow our stockholders to receive a substantial premium over recent trading prices of our stock. Competitive issues related to the consolidation in the engineering services industry are the key drivers in our decision to pursue this transaction. Our clients are demanding a higher degree of responsiveness to their technical services needs. This can be achieved more readily by bringing together a broader base of technical resources giving our clients an expanded network of high quality professional and technical consulting talent, and our employees gain greatly enhanced career opportunities."

     Scott State, MACTEC's Chairman, President and Chief Executive Officer said, "Harding Lawson represents a cornerstone merger opportunity for MACTEC and provides the essential platform we need as we build MACTEC into one of the leading environmental engineering services firms in our industry. The acquisition will double our annual revenues to nearly $325,000,000 and will create a company with over 2,000

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employees located in key cities throughout the U.S. MACTEC is currently ranked number 26 among the nation's largest environmental engineering firms and Harding Lawson ranks number 28 based on an Engineering News Record industry survey."

     Harding Lawson will be filing with the Securities and Exchange Commission a Proxy Statement for submission to its shareholders for use in connection with a Special Meeting of Shareholders that will be scheduled for the purpose of approving the merger. That Proxy Statement will fully describe the merger and should be carefully reviewed by Shareholders.

Harding Lawson Associates Group, Inc., headquartered in Denver, Colorado, provides a broad range of infrastructure engineering, consulting and construction-related services to private sector industrial and public sector governmental clients. The company operates through a network of nearly 40 offices nationwide and currently employs over 1200 staff members.

MACTEC, Inc., established in 1975, has evolved into one of the country's leading environmental professional services organizations providing major project support and leading-edge technologies. Today it is a provider of environmental solutions for multiple government and private clients through a network of over 40 offices.


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       March 24, 2000

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